Exhibit 99.1

CONTACT: REGIS CORPORATION:
Mark Fosland — Vice President, Finance
952-806-1707
Alex Forliti — Director, Finance-Investor Relations
952-806-1767

For Immediate Release

REGIS CORPORATION ANNOUNCES EXERCISE IN FULL BY UNDERWRITERS OF OVER-ALLOTMENT OPTIONS ON CONVERTIBLE SENIOR NOTES AND COMMON STOCK OFFERINGS

MINNEAPOLIS, July 17, 2009 — Regis Corporation (NYSE:  RGS), the global leader in the $170 billion hair care industry, today announced that the underwriters of its previously announced convertible senior notes and common stock offerings have exercised in full their over-allotment options.  The exercise of the over-allotment options results in the issuance of an additional $22,500,000 of convertible senior notes and 1,725,000 shares of common stock.  With the exercise of the over-allotment options, the Company issued, in the aggregate, $172,500,000 aggregate principal amount of 5.0% convertible senior notes due 2014 and 13,225,000 shares of common stock.  The closings for the exercise of the over-allotment options are scheduled for July 21, 2009.

Merrill Lynch & Co. and Credit Suisse Securities (USA) LLC acted as the lead underwriters for the convertible notes offering and the common stock offering.

Copies of the registration statement (including the prospectus) filed with the U.S. Securities and Exchange Commission (SEC) for the offerings to which this communication relates may be obtained for free by visiting EDGAR on the SEC’s website at http://www.sec.gov. Alternatively, copies may be obtained from Merrill Lynch & Co., Attn: Prospectus Department, 4 World Financial Center, New York, NY 10080, (866) 500-5408 or Credit Suisse Securities (USA) LLC, Attn: Prospectus Department, One Madison Avenue, New York, NY 10010, (800) 221-1037.

This press release does not constitute an offer to sell or the solicitation of an offer to buy these securities, nor shall there be any offer or sale of these securities in any state or country in which such offer, solicitation or sale would be unlawful.